Exhibit 2.2
FORM OF SHAREHOLDER AGREEMENT
This Shareholder Agreement (this “Agreement”) is dated and effective as of __________ between and among Mylan N.V., a public limited liability corporation (naamloze vennootschap) organized under the Laws of the Netherlands (“New Mylan”), Abbott Laboratories, an Illinois corporation (“Abbott”), Laboratoires Fournier S.A.S., a simplified corporation (Société par actions simplifiée) organized under the Laws of France (“Abbott France”), Abbott Established Products Holdings Gibraltar Limited, a private company limited by shares organized under the Laws of Gibraltar (“Abbott Gibraltar”), and Abbott Investments Luxembourg S.à r.l., a Luxembourg private limited company (Société à responsabilité limitée) organized under the Laws of Luxembourg (“Abbott Luxembourg,” and together with Abbott, Abbott France and Abbott Gibraltar and each of their respective Permitted Transferees (as defined below), the “Abbott Shareholders”)1. New Mylan and the Abbott Shareholders are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Abbott, New Mylan, Mylan Inc., a Pennsylvania corporation (“Mylan”), and Moon of PA Inc., a Pennsylvania corporation (“Merger Sub”), are parties to an Amended and Restated Business Transfer Agreement and Plan of Merger dated as of November 4, 2014 (the “Business Transfer Agreement”), pursuant to which (a) Merger Sub agreed to merge with and into Mylan (the “Merger”), with Mylan, as the surviving corporation in the Merger, becoming a direct wholly-owned subsidiary of New Mylan, and (b) the Abbott Shareholders agreed to sell to New Mylan all right, title and interest in and to the Business (as defined in the Business Transfer Agreement) in exchange for the issuance by New Mylan of Ordinary Shares (as defined below) to the Abbott Shareholders;
WHEREAS, the transactions contemplated by the Business Transfer Agreement have been consummated as of the date of this Agreement and, pursuant to the Business Transfer Agreement, New Mylan has issued to the Abbott Shareholders an aggregate of __________ Ordinary Shares (collectively, the “Initial Shares”), representing ___% (the “Initial Share Percentage”) of the total outstanding Ordinary Shares as of immediately following the consummation of the transactions contemplated by the Business Transfer Agreement;
WHEREAS, the Parties are entering into this Agreement for the purposes of setting forth their agreement and understanding relating to the ownership of the Shares (as defined below) by the Abbott Shareholders and certain other matters; and
WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of Abbott, New Mylan and Mylan to consummate the transactions contemplated by the Business Transfer Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
Section 1.    Definitions.
1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

[1] The Abbott Shareholders may be modified as of the Closing Date to take into account any changes in the Reorganization Plan approved by the Reorganization Committee pursuant to Section 6.2 of the Business Transfer Agreement.

“Activist Investor” means, as of any date, (a) any Person that has, directly or indirectly through its publicly-disclosed Affiliates, whether individually or as a member of a publicly-disclosed Group, within the two-year period immediately preceding such date, and in each case with respect to New Mylan, any of its Subsidiaries or any of its or their equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) to vote any equity securities of New Mylan or any of its Subsidiaries, including in connection with a proposed change in Control or other extraordinary or fundamental transaction involving New Mylan or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of New Mylan or any of its Subsidiaries, not approved by the board of directors of New Mylan or such Subsidiary, (ii) publicly called, or publicly sought to call, a meeting of shareholders of New Mylan or any of its Subsidiaries or publicly initiated any shareholder proposal for action by shareholders of New Mylan or any of its Subsidiaries (including through action by written consent), in each case not approved by the board of directors of New Mylan or such Subsidiary, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of New Mylan or any of its Subsidiaries that was not approved (at the time of commencement) by the board of directors of New Mylan or such Subsidiary in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act, (iv) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the board of directors or shareholders of New Mylan or any of its Subsidiaries (provided that this clause (iv) is not intended to apply to the activities of any member of the board of directors of New Mylan or such Subsidiary, with respect to New Mylan or such Subsidiary, taken in good faith solely in his or her capacity as a director of New Mylan or such Subsidiary) or (v) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing or (b) any Person identified on the most-recently available “SharkWatch 50” list as of such date, or any publicly-disclosed Affiliate of such Person.
“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Articles of Association” means New Mylan’s articles of association, as the same may be amended from time to time.
“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of such Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board of Directors in its sole discretion to be the number of securities to which the Derivative Instrument relates.
“Board of Directors” means the board of directors (“bestuur”) of New Mylan.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or the Netherlands or any day on which banking institutions in the State of New York or in the Netherlands are authorized or required by Law or other governmental action to close.
“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control”, “Controlled” and “Controlling” mean, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.
“Controlled Affiliate” means, with respect to any specified Person, any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.
“Current Directors” means directors serving on the Board of Directors as of the date of this Agreement, after giving effect to the consummation of the transactions contemplated by the Business Transfer Agreement.
“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of New Mylan increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.
“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.
“Equity Securities” means (a) Ordinary Shares or other capital stock or equity interests of New Mylan and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Ordinary Shares or other capital stock or equity interests of New Mylan.
“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“FINRA” means the Financial Industry Regulatory Authority.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states, governments or other international organizations, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, and the rules and regulations promulgated thereunder or (g) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature.
“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.
“Hedging Arrangement” means any transaction or arrangement, including through the creation, purchase or sale of any security, including any security-based swap, swap, cash-settled option, forward sale agreement, exchangeable note, total return swap or other derivative, in each case, the effect of which is to hedge the risk of owning Equity Securities.

“Incumbent Directors” means (a) the Current Directors, (b) new directors nominated or appointed by a majority of the Current Directors and (c) other directors nominated or appointed by a majority of the Current Directors and other Incumbent Directors.
“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated issued or entered by a Governmental Authority.
“New Mylan Competitor” means those competitors of New Mylan identified on Schedule I to this Agreement.
“Ordinary Shares” means the ordinary shares of New Mylan, with nominal value of €0.01 per share.
“Permitted Transferee” means Abbott and any direct or indirect wholly-owned Subsidiary of Abbott; provided that if any such transferee of Shares ceases to be a direct or indirect wholly-owned Subsidiary of Abbott, (a) such transferee shall, and Abbott shall procure that such transferee shall, immediately Transfer back the transferred Shares to the applicable transferor, or, if such transferor by that time is no longer a Permitted Transferee, to Abbott, as if such Transfer of such Shares had not taken place ab initio, and (b) New Mylan shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer of such Shares on the shareholders’ register of New Mylan.
“Person” means an individual, corporation, limited liability company, general or limited partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).
“Registrable Securities” means (a) the Initial Shares, (b) any Ordinary Shares issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (c) any other Ordinary Shares held by any Abbott Shareholder or any of its Affiliates. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities if (i) a Registration Statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities have been disposed of pursuant to Rule 144, (iii) such securities have been otherwise transferred to a Person other than an Abbott Shareholder or a Permitted Transferee, (iv) the Ordinary Shares held by the Abbott Shareholders represent in the aggregate less than 1% of the issued and outstanding Ordinary Shares or (v) such securities cease to be outstanding.
“Registration Statement” means any registration statement of New Mylan that covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors or representatives.
“Required Registration Statement” means a Registration Statement that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 6.1 on an appropriate form pursuant to the Securities Act (other than pursuant to Rule 415), and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
“Required Shelf Registration Statement” means a Registration Statement that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 6.1 on an appropriate form or any similar successor or replacement form (in accordance with Section 6.1) pursuant to Rule 415, and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
“Restricted Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on __________;2 provided that (a) if the condition precedent set forth in Section 10.2(d) of the Business Transfer Agreement has not been satisfied as of the date of this Agreement and Abbott, in is sole discretion, has waived in writing the satisfaction of such condition, then the Restricted Period shall commence as of the date such condition has been satisfied or waived in writing by Abbott in its sole discretion, and in such case the Restricted Period shall end at 11:59 p.m., New York City time, on the date 90 calendar days after such commencement date and (b) if the filing or effectiveness of a Registration Statement or of a supplement or amendment thereto has been postponed by New Mylan in accordance with Section 6.2 prior to __________,3 the Restricted Period shall be extended by a number of days equal to the number of days such postponement is in effect, with the balance of the Restricted Period, as so extended, commencing as of the date of the termination of such postponement pursuant to Section 6.2.
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
“Shares” means (a) the Initial Shares, (b) any Equity Securities issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (c) any other Equity Securities held by any Abbott Shareholder or any of its Affiliates.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Share Percentage Cap” means the Initial Share Percentage; provided that (a) immediately following any Transfer of Shares by an Abbott Shareholder (other than to a Permitted Transferee), the Share Percentage Cap shall be reduced to a percentage equal to (i) the aggregate number of Ordinary Shares Beneficially Owned by the Abbott Shareholders and their respective Controlled Affiliates immediately following such Transfer of Shares (excluding any Ordinary Shares for which Beneficial Ownership was acquired in violation of this Agreement prior to such Transfer), divided by (ii) the aggregate number of Ordinary Shares outstanding immediately following such Transfer of Shares; (b) the Share Percentage Cap shall in no event be less than 5%; and (c) to the extent that any Shares that are deemed to have been Transferred pursuant to any Hedging Arrangement (that complies with Section

[2] Date 90 calendar days after the date of this Agreement. [3] Date 90 calendar days after the date of this Agreement.
5

3.1(b)(vi)) are subsequently returned or released to the Abbott Shareholders by a counterparty with respect to such Hedging Arrangement (including as a result of an Abbott Shareholder electing cash settlement of such Hedging Arrangement), such Shares shall be treated as if they had not been Transferred by the Abbott Shareholders for purposes of this Agreement and the Share Percentage Cap shall be adjusted accordingly.
“Standstill Level” means, as of any date, a number of Ordinary Shares equal to (a) the Share Percentage Cap, multiplied by (b) the number of Ordinary Shares outstanding on such date.
“Standstill Period” means the period beginning on the date hereof and ending on the first Business Day on which the Abbott Shareholders and their respective Controlled Affiliates collectively Beneficially Own less than 5% of the then issued and outstanding Ordinary Shares; provided that for purposes of Section 5.1(a) only, “Standstill Period” shall mean the period beginning on the date hereof and ending on the first Business Day on which none of the Abbott Shareholders or their respective Controlled Affiliates Beneficially Own any Ordinary Shares.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
“Voting Securities” means the Ordinary Shares and any other securities of New Mylan entitled to vote at any general meeting of New Mylan.
1.2    Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Abbott France	Preamble
Abbott Gibraltar	Preamble
Abbott Luxembourg	Preamble
Abbott Party	7.7
Abbott Shareholders	Preamble
Abbott	Preamble
Agreement	Preamble
Applicable Filings and Releases	2.3
Applicable Law	7.8(c)
Automatic Shelf Registration Statement	6.3
Business Transfer Agreement	Recitals
Confidential Information	7.8(d)
Demand Registration	6.1
Initial Share Percentage	Recitals
Initial Shares	Recitals
Merger	Recitals
Merger Sub	Recitals
Mylan	Recitals
New Mylan	Preamble
Other Registrable Securities	6.5(b)
Parties	Preamble
Permitted Transfer	3.1(b)
Piggyback Registration	6.5(a)
Piggyback Requests	6.5(a)

Defined Term	Section
Registration Expenses	6.8
Request	6.1
Requested Information	6.9
Shelf Registration	6.1
Transfer	3.1(a)
WKSI	6.3

1.3    Application to Certain Persons. The provisions of this Agreement, including the voting obligations set forth in Section 4.1, the Transfer restrictions set forth in Section 3 and the standstill restrictions set forth in Section 5.1, shall not apply to the Clara Abbott Foundation or any pension, profit-sharing, superannuation or retirement plan, program or Contract sponsored, maintained or contributed to by any Abbott Shareholder or any of its Affiliates for the benefit of any current or former director, officer or employee of such Abbott Shareholder or any of its Affiliates, in each case subject to the conditions that (a) no Shares are Transferred by any Abbott Shareholder or Permitted Transferee to any such Person, (b) no such Person has been provided any Confidential Information of or relating to New Mylan or its Subsidiaries and (c) no such Person is acting at the direction of, or in concert with, any of the Abbott Shareholders or any of their Affiliates in connection with (i) the voting, acquisition or disposition of any Ordinary Shares or other Equity Securities by any such Person or (ii) any of the activities described in Section 5.1. Subject to the proviso in the preceding sentence, the Abbott Shareholders shall not be deemed to Beneficially Own any Ordinary Shares or other Equity Securities owned by any such Person and such Persons shall not be deemed to be Controlled Affiliates of any of the Abbott Shareholders.
1.4    Construction. Any reference in this Agreement to a “Section” or “Schedule” refers to the corresponding Section or Schedule of this Agreement, unless otherwise specified. The table of contents and the Article, Section, and Paragraph headings are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. All references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”
Section 2.    Covenants of New Mylan.
2.1    Restrictions on Offering Transactions. During the Restricted Period, New Mylan shall not directly or indirectly issue, sell, grant, pledge or otherwise encumber, or enter into any agreement or commitment to issue, sell, grant, pledge or otherwise encumber, any interest in any Equity Securities, whether through a public offering or private placement of Equity Securities or otherwise (a) in connection with any merger or consolidation with any third party or any acquisition of all or substantially all of the assets or Securities (as defined in the Business Transfer Agreement) of any third party or (b) in connection with any other transaction, including any primary offering of Equity Securities by New Mylan, except as would otherwise have been permitted in accordance with Section 7.2 (v)(A), (B) or (C) of the Business Transfer Agreement during the period between the date of the Business Transfer Agreement and the date of this Agreement; provided that nothing in this Section 2.1 shall prevent New Mylan from issuing any preference shares to the foundation (stichting) to which New Mylan has granted a call option to acquire such preference shares, as contemplated by Section 2.6 of the Business Transfer Agreement.
2.2    Anti-Takeover Measures. If New Mylan after the date of this Agreement adopts any anti-takeover provision as part of its Articles of Association or in any other constituent document of New Mylan or its Subsidiaries, the terms of such plan, agreement or provision shall expressly permit the ownership by the Abbott Shareholders and their Affiliates of the Shares to the same extent that such ownership is permitted in accordance with this Agreement.
2.3    Cooperation Relating to Financial Reporting and Tax Matters. So long as the Abbott Shareholders and their respective Controlled Affiliates collectively Beneficially Own greater than or equal to 10% of the then issued and outstanding Ordinary Shares, New Mylan shall use its reasonable best efforts to (a) provide all support, including non-public information, reasonably requested by Abbott related to determining the purchase price accounting and measuring the basis differences pursuant to the equity method of accounting in accordance with GAAP (with respect to all periods such method of accounting is used by Abbott), in each case for the Ordinary Shares Beneficially Owned by the Abbott Shareholders and their respective Controlled Affiliates, (b) cooperate, as reasonably requested by Abbott, to supply information for the preparation of any valuations by appraisers engaged by Abbott for such purchase price accounting, and in the review of such purchase price accounting by Abbott’s external auditors, and (c) prepare and provide, or to cause to be prepared and provided, to Abbott or to assist Abbott with preparing, in a reasonably timely fashion upon reasonable prior request by Abbott, (i) any financial information relating to New Mylan and (ii) any other relevant information or data (including non-public information), in each case only to the extent reasonably necessary for Abbott or its Affiliates to comply with GAAP or to comply with its reporting, filing, tax and accounting obligations under applicable Law (the “Applicable Filings and Releases”) and shall use its reasonable best efforts to cause its Representatives to cooperate in good faith with Abbott in connection with the foregoing; provided that notwithstanding anything in this Agreement to the contrary, in no event shall Abbott or its Affiliates disclose (including by reflecting such information on their financial statements) any financial information or other information or data provided to Abbott pursuant to this Section 2.3 prior to New Mylan first publicly disclosing such information or data in its ordinary course of business, other than pursuant to the terms of Section 7.8 (solely to the extent required by subpoena, order or other compulsory legal process). New Mylan shall use reasonable best efforts to provide Representatives of Abbott, during normal office hours, reasonable access to Representatives of New Mylan who have or may have knowledge of matters with respect to which Abbott reasonably seeks information under this Section 2.3. Abbott shall promptly, upon request by New Mylan, reimburse New Mylan for its documented out-of-pocket third party costs and expenses reasonably incurred by New Mylan or any of its Subsidiaries in connection with any actions taken by New Mylan or any of its Subsidiaries pursuant to this Section 2.3.
Section 3.    Transfer Restrictions.
3.1    Restrictions on Transfer.
(a)    Notwithstanding anything to the contrary contained herein, no Abbott Shareholder shall directly or indirectly, in any single transaction or series of related transactions, sell, assign, pledge, hypothecate or otherwise transfer (or enter into any Contract or other obligation regarding the future sale, assignment, pledge or transfer of) Beneficial Ownership of (each, a “Transfer”) any Shares:

(i)    other than in accordance with all applicable Laws and the other terms and conditions of this Agreement;
(ii)    to any New Mylan Competitor (except in a Permitted Transfer); or
(iii)    to any Activist Investor (except in a Permitted Transfer).
The Abbott Shareholders shall not be deemed to have breached their obligations under Sections 3.1(a)(iii), 3.1(b)(v) or 3.1(b)(vi) with respect to the Transfer of Shares to any Person so long as the Abbott Shareholders act in good faith, based on generally available public information (including the applicable “SharkWatch 50” list) and the advice of its financial advisors, to determine whether such Person is an Activist Investor. The reporting by a Person of its ownership of the securities of an issuer on Schedule 13G shall be deemed to establish conclusively that such Person is not an Activist Investor with respect to such issuer for purposes of clause (a) of the definition of “Activist Investor”, except to the extent such Person subsequently files a Schedule 13D with respect to such issuer; provided that any such determination for any Person with respect to one issuer shall not preclude such Person from otherwise being an Activist Investor.
(b)    “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:
(i)    a Transfer of Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to New Mylan, in which such Permitted Transferee agrees to be an “Abbott Shareholder” for all purposes of this Agreement;
(ii)    a Transfer of Shares in response to a tender or exchange offer by any Person that has been approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors);
(iii)    a Transfer of Shares to New Mylan or a Subsidiary of New Mylan;
(iv)    a Transfer of Shares effected through an offering constituting a public offering as defined or interpreted in IM-5635-3 under Rule 5635(d) of the Nasdaq Stock Market or Section 312.03 of the Listed Company Manual of the New York Stock Exchange, as applicable, pursuant to an exercise of the registration rights provided in Section 6;
(v)    a Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) executed on a securities exchange or over-the-counter market by a securities broker-dealer acting as agent for the Abbott Shareholders (so long as such Transfer is not expressly directed by any Abbott Shareholder to be made to a particular counterparty or counterparties and no Abbott Shareholder reasonably believes, as of the date of such Transfer, that the Transfer executed by such broker-dealer is or will be to any New Mylan Competitor or Activist Investor); or
(vi)    a Transfer of Shares to a counterparty (other than a New Mylan Competitor or Activist Investor) in connection with a Hedging Arrangement, including any related Transfer of Shares or other Equity Securities by any such counterparty to any other Person (so long as such Transfer by such counterparty is not at the express direction of any Abbott Shareholder and no Abbott Shareholder reasonably believes, as of the date of such Transfer, that the Transfer by such counterparty is or will be to any New Mylan Competitor or Activist Investor).

(c)    Notwithstanding anything to the contrary contained herein, none of the Abbott Shareholders shall Transfer, or cause or permit the Transfer of, any Shares in connection with any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) not approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors).
(d)    The entry by any Abbott Shareholder into a Hedging Arrangement with respect to Shares shall be deemed to be a Transfer of such Shares for purposes of this Agreement and shall be subject to the provisions of this Section 3.1.
Section 4.    Voting.
4.1    Voting Agreement.
(a)    So long as the aggregate Beneficial Ownership of Ordinary Shares of the Abbott Shareholders and their respective Controlled Affiliates, as a group, is greater than or equal to 5% of the then issued and outstanding Ordinary Shares, each of the Abbott Shareholders shall cause all of the Voting Securities owned by it or any of its Controlled Affiliates or over which it or any of its Controlled Affiliates has voting control to be voted (i) in favor of all those persons nominated and recommended to serve as directors of New Mylan by the Board of Directors or any applicable committee thereof and (ii) with respect to any other action, proposal or matter to be voted on by the shareholders of New Mylan (including through action by written consent), in accordance with the recommendation of the Board of Directors or any applicable committee thereof. Notwithstanding the foregoing, the Abbott Shareholders and their respective Controlled Affiliates shall be free to vote at their discretion in connection with any proposal submitted for a vote of the shareholders of New Mylan in respect of (A) the issuance of Equity Securities in connection with any merger, consolidation or business combination of New Mylan, (B) any merger, consolidation or business combination of New Mylan or (C) the sale of all or substantially all the assets of New Mylan, except where such proposal has not been approved or recommended by the Board of Directors, in which event the preceding sentence shall apply.
(b)    So long as the aggregate Beneficial Ownership of Ordinary Shares of the Abbott Shareholders and their respective Controlled Affiliates, as a group, is greater than or equal to 5% of the then issued and outstanding Ordinary Shares, with respect to any matter that each Abbott Shareholder is required to vote on in accordance with Section 4.1(a), each Abbott Shareholder shall cause each Voting Security owned by it or over which it has voting control to be voted by completing the proxy forms distributed by New Mylan and not by any other means. Each Abbott Shareholder shall deliver the completed proxy form to New Mylan no later than five (5) Business Days prior to the date of such general meeting of New Mylan. Upon the written request of New Mylan, each of the Abbott Shareholders hereby agrees to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 4.1(b).
Section 5.    Standstill.
5.1    During the Standstill Period, the Abbott Shareholders shall not, directly or indirectly, and shall not authorize or permit any of their Representatives (to the extent acting on behalf of the Abbott Shareholders) or Controlled Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, New Mylan:
(a)    subject to Section 5.3, acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to New Mylan or the Board of Directors) to acquire, by purchase or otherwise (including through the acquisition of Beneficial Ownership), any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, of New Mylan or any Subsidiary or Affiliate of New Mylan or any successor to or Person in Control of New Mylan, or any securities (including any Equity Securities or Voting Securities) or indebtedness convertible into or exchangeable for any such securities or indebtedness; provided that each Abbott Shareholder may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Ordinary Shares (and any securities (including any Equity Securities or Voting Securities) convertible into or exchangeable for Ordinary Shares) and Derivative Instruments with respect to Ordinary Shares, if, immediately following such acquisition, the collective Beneficial Ownership of Ordinary Shares of the Abbott Shareholders and their respective Controlled Affiliates, as a group, would not exceed the Standstill Level;
(b)    participate in any acquisition of assets or business of New Mylan or its Subsidiaries or Affiliates (other than an acquisition initiated by New Mylan or its Representatives or as contemplated by Section 7.15(c) of the Business Transfer Agreement);
(c)    conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Equity Securities, Voting Securities or any securities convertible into, or exercisable or exchangeable for, Equity Securities or Voting Securities, in each case not approved by the Board of Directors;
(d)    otherwise act in concert with others to seek to control or influence the Board of Directors or shareholders of New Mylan or its Subsidiaries or Affiliates; provided that nothing in this clause (d) shall preclude the Abbott Shareholders or their respective Representatives from engaging in discussions with New Mylan or its Representatives;
(e)    make or join or become a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) or consents to vote any Voting Securities or any of the voting securities of any Subsidiaries or Affiliates of New Mylan (including through action by written consent), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of New Mylan or its Subsidiaries or Affiliates;
(f)    make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, propose or indicate an interest in (with or without conditions) any merger, consolidation, business combination, “tender offer” (as such term is used in Regulation 14D under the Exchange Act), recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of New Mylan or any Subsidiary or Affiliate of New Mylan, or other similar extraordinary transaction involving New Mylan, any Subsidiary of New Mylan or any of their respective securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing (other than, in each case, a transaction initiated by New Mylan or its Representatives or as contemplated by Section 7.15(c) of the Business Transfer Agreement);
(g)    call or seek to call a meeting of shareholders of New Mylan or initiate any shareholder proposal for action of New Mylan’s shareholders, or seek election or appointment to or to place a representative on the Board of Directors or seek the removal or suspension of any director from the Board of Directors;
(h)    form, join, become a member or in any way participate in a Group (other than with any Abbott Shareholder, any of their Controlled Affiliates or any counterparty (other than a New Mylan

Competitor or Activist Investor) in connection with a Hedging Arrangement that complies with Section 3.1(b)(vi)) with respect to the securities of New Mylan or any of its Subsidiaries or Affiliates;
(i)    deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than (i) with any Abbott Shareholder or any of their Affiliates, (ii) as part of a Hedging Arrangement that complies with Section 3.1(b)(vi) or (iii) in accordance with Section 4.1);
(j)    make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;
(k)    exercise any rights granted to shareholders of New Mylan pursuant to Sections 2:110 or 2:114a of the Dutch Civil Code (Bergerlijk Wetboek) and the corresponding provisions of the Articles of Association;
(l)    knowingly take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf, that would reasonably be expected to require New Mylan or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 5.1;
(m)    knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing; or
(n)    directly or indirectly, contest the validity of, or seek an amendment, waiver, suspension or termination of, any provision of this Section 5.1 (including this subclause) or Section 4.1 (whether by legal action or otherwise);
5.2    The Abbott Shareholders shall not, and shall not authorize or permit any of their respective Affiliates, directors, officers, employees, agents, advisors or other Representatives to, directly or indirectly, make, in each case to New Mylan or to a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the provisions of this Section 5, or request New Mylan or any of its Affiliates, directors, officers, employees, agents, advisors or other Representatives, directly or indirectly, to amend, waive, suspend or terminate any provision of this Section 5 (including this sentence). A breach of this Section 5 by any Affiliate, director, officer, employee, agent, advisor or other Representative of any Abbott Shareholder shall be deemed a breach by such Abbott Shareholder of this Section 5.
5.3    The prohibition in Section 5.1(a) shall not apply to the activities of any Abbott Shareholder or any of their respective Affiliates in connection with:
(a)    acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board of Directors; or
(b)    acquisitions made in connection with a transaction or series of related transactions in which the Abbott Shareholders or any of their respective Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or

Derivative Instruments, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, such Abbott Shareholders or such applicable Affiliate, as the case may be, (i) either (A) causes such entity to divest the Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the acquired entity within a period of one hundred twenty (120) calendar days after the date of the consummation of such acquisition or (B) divests the Equity Securities, Voting Securities or Derivative Instruments, or any other securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the Abbott Shareholders and their respective Affiliates, in an amount so that the Abbott Shareholders and their respective Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own a number of Ordinary Shares in excess of the Standstill Level following such acquisition, and (ii) if any general meeting of the shareholders of New Mylan is held prior to the disposition thereof, votes such Ordinary Shares or other Voting Securities on each matter presented at any such general meeting of the shareholders of New Mylan in accordance with the recommendation of the Board of Directors or any applicable committee thereof;
Section 6.    Registration Rights.
6.1    Demand Registration. At any time and from time to time on or after the date of this Agreement, Abbott, on behalf of the Abbott Shareholders, may request in writing (“Request”) that New Mylan register under the Securities Act all or part of the Registrable Securities that are Beneficially Owned by the Abbott Shareholders or their Affiliates (a) on a Registration Statement on Form S-3 or other available form (a “Demand Registration”) or (b) on a Shelf Registration Statement covering any Registrable Securities (or otherwise designating an existing Shelf Registration Statement with the SEC to cover the Registrable Securities) (a “Shelf Registration”). Any such Request may involve (i) a registered offering by the Abbott Shareholders of Abbott securities that entitle the holders thereof to receive all or a portion of the Registrable Securities Beneficially Owned by the Abbott Shareholders (or the cash value thereof) or (ii) a Hedging Arrangement in which the counterparty to one or more Abbott Shareholders uses the Shelf Registration Statement to effect short sales of Registrable Securities; provided that the consent of New Mylan shall be required in connection with any Request pursuant to clause (ii) above, such consent not to be unreasonably withheld, delayed or conditioned. Abbott shall be entitled to make no more than seven (7) Requests, and each such Request shall be to register an amount of Registrable Securities having an aggregate value of at least $200,000,000. Any requested registrations by Abbott prior to the date of this Agreement pursuant to Section 7.24(b) of the Business Transfer Agreement shall be deemed to be Demand Registrations or Shelf Registrations, as applicable, under this Agreement, including being taken into account in determining the foregoing permitted number of Requests, and each of the Abbott Shareholders and New Mylan shall have all rights and obligations under this Agreement with respect to such registrations as if such registrations had been requested under this Agreement. New Mylan shall not be obligated to effect a Demand Registration during the sixty (60) calendar day period following the effective date of a Registration Statement pursuant to any other Demand Registration. Each Request pursuant to this Section 6.1 shall be in writing and shall specify the number of Registrable Securities requested to be registered and the intended method of distribution of such Registrable Securities.
6.2    Restrictions on Demand Registrations. New Mylan may (a) postpone the filing or the effectiveness of a Registration Statement requested by the Abbott Shareholders or of a supplement or amendment thereto during the regular quarterly period during which directors and executive officers of New Mylan are not permitted to trade under the insider trading policy of New Mylan then in effect until the expiration of such quarterly period (but in no event later than two (2) Business Days after the date of New Mylan’s quarterly earnings announcement) and (b) postpone for up to ninety (90) calendar days the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto if the Board of Directors determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by New Mylan or any of its Subsidiaries or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect New Mylan; provided that the postponement right described by clause (b)(i) and, to the extent resulting from actions within New Mylan’s control, clause (b)(ii), shall not be available to New Mylan during the Restricted Period. The postponement rights in this Section 6.2 shall not be applicable to the Abbott Shareholders for more than a total of ninety (90) calendar days during any period of twelve (12) consecutive months. The postponement rights in this Section 6.2 and the holdback obligation in Section 6.10 shall not be applicable to the Abbott Shareholders for more than a total of one hundred eighty (180) calendar days during any period of twelve (12) consecutive months.
6.3    Automatic Shelf Registrations. To the extent that New Mylan qualifies as a well-known seasoned issuer as defined in Rule 405 under the Securities Act (a “WKSI”) at the time of such request, Abbott may request that New Mylan file with the SEC an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (an “Automatic Shelf Registration Statement”) permitting the public resale of Registrable Securities in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. New Mylan shall use its reasonable best efforts and take all actions required or reasonably requested by Abbott to maintain the effectiveness of such Automatic Shelf Registration Statement in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. At the time any Request for a Demand Registration or Shelf Registration is submitted to New Mylan on or after the date of this Agreement and, pursuant to such Request, Abbott on behalf of the Abbott Shareholders requests, in accordance with this Section 6.3, that New Mylan file an Automatic Shelf Registration Statement, New Mylan shall file an Automatic Shelf Registration Statement in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers those Registrable Securities that are requested to be registered. At the written request of Abbott on behalf of the Abbott Shareholders, New Mylan shall pay the registration fee with respect to a take-down from an Automatic Shelf Registration Statement promptly and, in any event, within the time period required by applicable Law after receiving such written request. So long as the Abbott Shareholders are entitled to registration rights pursuant to this Section 6, New Mylan shall use its reasonable best efforts to remain a WKSI and not to become an ineligible issuer (as defined in Rule 405 under the Securities Act). If, at any time following the filing of an Automatic Shelf Registration Statement when New Mylan is required to re-evaluate its WKSI status, New Mylan determines that it is not a WKSI, New Mylan shall use its reasonable best efforts to post-effectively amend the Automatic Shelf Registration Statement to a Registration Statement or Shelf Registration Statement on Form S-3 or file a new Shelf Registration Statement on Form S-3, have such Shelf Registration Statement declared effective by the SEC and keep such Registration Statement effective during the period in which such Shelf Registration is required to be kept effective in accordance with this Section 6.
6.4    Selection of Underwriters; Underwritten Offering. If Abbott on behalf of the Abbott Shareholders so notifies New Mylan in writing, New Mylan shall use its reasonable best efforts to cause a Demand Registration or Shelf Registration to be in the form of an underwritten offering. In connection with any underwritten Demand Registration or Shelf Registration, (a) Abbott shall have the right to select the bookrunners, subject to the bookrunners being nationally recognized investment banks reasonably acceptable to New Mylan, (b) New Mylan shall have the right to select one bookrunner, subject to the bookrunner being a nationally recognized investment bank reasonably acceptable to Abbott, (c) each of Abbott and New Mylan shall have the right to select other non-bookrunning underwriters, subject to each such other non-bookrunning underwriter being a nationally recognized investment bank reasonably acceptable to the other Party, the number of which to be selected by each Party to be jointly determined by the Parties or, in the absence of agreement by the Parties, by the managing underwriter selected by Abbott, acting reasonably, (d) the managing underwriter selected by Abbott shall have primary authority and responsibility to direct the administration of the offering and (e) the underwriters selected by New Mylan shall collectively receive 33% of the underwriting commissions and other fees in respect of such Demand Registration or Shelf Registration. In connection with any Piggyback Registration that is an underwritten primary registration on behalf of New Mylan in which Registrable Securities requested to be included represent at least 10% of the number of securities to be included in the offering, (i) Abbott shall have the right to select a joint lead bookrunner to administer the offering, subject to such joint lead bookrunner being a nationally recognized investment bank reasonably acceptable to New Mylan, and (ii) the joint lead bookrunner selected by Abbott shall receive a percentage of the underwriting commissions and other fees in respect of such Piggyback Registration equal to the percentage of Registrable Securities included in such Piggyback Registration (but in no event more than 50% of such commissions and fees); provided that, for the avoidance of doubt, the managing underwriter selected by New Mylan shall have primary authority and responsibility to direct the administration of the offering. New Mylan agrees that Abbott shall be entitled to select the underwriter set forth on Schedule II to act as managing underwriter or joint lead bookrunner in accordance with this Section 6.4 subject to the terms and conditions set forth on Schedule II. The Abbott Shareholders may not participate in any registration hereunder which is underwritten unless the Abbott Shareholders agree to sell the Registrable Securities held by the Abbott Shareholders on the basis provided in any underwriting agreement with the underwriters and complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
6.5    Piggyback Registrations.
(a)    If New Mylan determines to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 6.1, a registration relating solely to any employee or director equity or equity-based incentive or compensation plan or arrangement or any similar employee or director compensation or benefit plan, a registration relating to the offer and sale of debt securities, a registration relating solely to a corporate reorganization (including by way of merger of New Mylan or any of its Subsidiaries with any other business) or acquisition of another business or a registration on any registration form that does not permit secondary sales (a “Piggyback Registration”), New Mylan shall (i) promptly give written notice of the proposed Piggyback Registration to Abbott and (ii) subject to Sections 6.5(b) and 6.5(c), include in such Piggyback Registration and in any underwriting involved therein all of such Registrable Securities as are specified in a written request or requests (“Piggyback Requests”) made by Abbott on behalf of the Abbott Shareholders received by New Mylan within ten (10) Business Days after such written notice from New Mylan is given to Abbott. Such Piggyback Requests shall specify the number of Registrable Securities requested to be disposed of by Abbott.
(b)    If a Piggyback Registration is an underwritten primary registration on behalf of New Mylan, and the managing underwriters advise New Mylan in writing that in their opinion the aggregate number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), New Mylan shall include in such registration only such securities as New Mylan is advised by such managing underwriters can be sold without such an effect, which securities shall be included in the following order of priority: (i) first, the securities New Mylan proposes to sell, (ii) second, the securities requested to be included in such registration by the holders of Registrable Securities and holders that are contractually entitled to include such securities therein pursuant to any written agreement entered into by New Mylan prior to the date of this Agreement (the “Other Registrable Securities”), pro rata on the basis of the number of Registrable Securities and Other

Registrable Securities requested to be included in such registration and (iii) third, any other securities requested to be included in such registration. If a Piggyback Registration is an underwritten secondary registration on behalf of any holder of Other Registrable Securities, and the managing underwriters advise New Mylan in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), New Mylan shall include in such registration only such securities as can be sold without such an effect, which securities shall be included in the following order of priority: (i) first, the Other Registrable Securities requested to be included in such registration, (ii) second, the Registrable Securities requested to be included in such registration and (iii) third, any other securities requested to be included in such registration.
(c)    New Mylan and any holder of Other Registrable Securities initiating any registration shall have the right to, in its sole discretion, defer, terminate or withdraw any registration initiated by it under this Section 6.5 whether or not the Abbott Shareholders have elected to include any Registrable Securities in such registration. Notwithstanding anything contained herein, in the event that the SEC or applicable federal securities Laws and regulations prohibit New Mylan from including all of the Registrable Securities requested by Abbott to be registered in a registration statement pursuant to this Section 6.5, then New Mylan shall be obligated to include in such registration statement only such portion of the Registrable Securities as is permitted by the SEC or such federal securities Laws and regulations.
6.6    Withdrawals. Abbott may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement. If such withdrawal is made primarily as a result of the failure of New Mylan to comply with any provision of this Agreement, New Mylan shall be responsible for the payment of all Registration Expenses in connection with such registration and such registration shall not count as a Demand Registration for purposes of Section 6.1. In the case of any other withdrawal, the Abbott Shareholders shall pay for the Registration Expenses associated with the withdrawn registration.
6.7    Registration Procedures. Whenever Abbott has made a Request in accordance with Section 6.1 that any Registrable Securities be registered pursuant to this Agreement, New Mylan shall:
(a)    as expeditiously as reasonably practicable after the receipt by New Mylan of such a Request, prepare and file with the SEC a Required Registration Statement or Required Shelf Registration Statement, as the case may be, providing for the registration under the Securities Act of the Registrable Securities which New Mylan has been so requested to register in accordance with the intended methods of distribution thereof specified in such Request, and shall use reasonable best efforts to have such Required Registration Statement or Required Shelf Registration Statement, as the case may be, declared effective by the SEC as soon as practicable thereafter and to keep such Required Registration Statement or Required Shelf Registration Statement, as the case may be, continuously effective (i) in the case of a Demand Registration, for a period of at least ninety (90) calendar days (or, in the case of an underwritten offering, such period as the underwriters may reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which shall terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto) or (ii) in the case of a Shelf Registration, until such time as all Registrable Securities covered by such Required Shelf Registration Statement have been sold pursuant thereto, including, in either case, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by New Mylan for such Required Registration Statement or Required Shelf Registration Statement or by the

Securities Act, the Exchange Act, any state securities or blue sky Laws, or any rules and regulations thereunder;
(b)    prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in (a) above;
(c)    furnish to the Abbott Shareholders such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as Abbott may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Abbott Shareholders;
(d)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions in the United States as Abbott reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Abbott Shareholders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Abbott Shareholders; provided that New Mylan shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction where it is not so subject;
(e)    in the event of any underwritten public offering, enter into an underwriting agreement or similar agreement, in usual and customary form, with the managing underwriters of such offering and use reasonable best efforts to take such other actions as the managing underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including causing its senior officers to participate in “road shows” and other information meetings organized by the managing underwriters;
(f)    notify Abbott, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, not misleading, and in such case, subject to Section 6.2, New Mylan shall promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the holders of Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, not misleading;
(g)    use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by New Mylan are then listed;
(h)    enter into such customary agreements and use reasonable best efforts to take all such other actions as Abbott or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;
(i)    make available for inspection by Abbott, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Abbott Shareholders or any underwriter, financial and other records, pertinent corporate documents and properties of New Mylan and its Subsidiaries as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause New Mylan’s officers, directors, employees and independent accountants to supply all other information reasonably requested by Abbott or any such underwriter, attorney, accountant or agent in connection with such Registration Statement;
(j)    if such sale is pursuant to an underwritten offering, use reasonable best efforts to obtain “comfort” letters dated the pricing date of the offering of the Registrable Securities and the date of the closing under the underwriting agreement from New Mylan’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters in connection with underwritten offerings as the managing underwriter reasonably requests;
(k)    use reasonable best efforts to furnish, at the request of Abbott on the date such securities are delivered to the underwriters for sale pursuant to such registration or are otherwise sold pursuant thereto, an opinion and a “10b-5” letter, dated such date, of counsel representing New Mylan for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal and other matters with respect to the registration in respect of which such opinion is being given and such letter is being delivered as the underwriters, if any, and the seller may reasonably request and are customarily included in such opinions and letters;
(l)    subject to Section 6.2, use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement registering such Registrable Securities;
(m)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first day of New Mylan’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
(n)    reasonably cooperate with the Abbott Shareholders and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(o)    notify in writing Abbott and the underwriter, if any, of the following events as promptly as reasonably practicable:
(i)    the effectiveness of any such Registration Statement;
(ii)    any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information and when same has been filed and become effective;
(iii)    the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose; and
(iv)    the receipt by New Mylan of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale under the securities or blue sky Laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;
(p)    to the extent reasonably required in writing by the lead managing underwriters with respect to an underwritten offering relating to the registration of Equity Securities having an aggregate value of at least $200,000,000, agree, and cause the directors or officers of New Mylan to agree, to enter into customary agreements restricting the sale or distribution of Equity Securities during the period commencing on the date of the request (which shall be no earlier than fourteen (14) calendar days prior to the expected “pricing” of such underwritten offering) and continuing for not more than ninety (90) calendar days after the date of the “final” prospectus (or “final” prospectus supplement if the underwritten offering is made pursuant to a Shelf Registration Statement), pursuant to which such underwritten offering shall be made, plus an extension period, as may be proposed by the lead managing underwriters to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriters; and
(q)    use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

If any such registration or comparable statement refers to any Abbott Shareholder by name or otherwise as the holder of any securities of New Mylan and if any Abbott Shareholder is or would be reasonably expected to be deemed to be a controlling person of New Mylan, Abbott shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to Abbott and presented to New Mylan in writing, to the effect that the holding by the Abbott Shareholders of such securities is not to be construed as a recommendation by any Abbott Shareholder of the investment quality of New Mylan’s securities covered thereby and that such holding does not imply that any Abbott Shareholder shall assist in meeting any future financial requirements of New Mylan or (ii) in the event that such reference to any Abbott Shareholder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Abbott Shareholder; provided that with respect to this clause (ii) Abbott must furnish to New Mylan an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to New Mylan. In connection with any Registration Statement in which the Abbott Shareholders are participating, Abbott shall furnish to New Mylan in writing such information and affidavits as New Mylan reasonably may from time to time reasonably request specifically for use in connection with any such Registration Statement or prospectus.
Abbott agrees that upon receipt of any notice from New Mylan of the happening of any event of the kind described in clauses (f), (o)(ii), (o)(iii) or (o)(iv) above, it shall forthwith discontinue its disposition of Registrable Securities pursuant to the applicable Registration Statement and the prospectus relating thereto until its receipt of the copies of the supplemented or amended prospectus contemplated by clause (o)(ii), or until it is advised in writing by New Mylan that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided that New Mylan shall use its reasonable best efforts to supplement or amend the applicable Registration Statement and prospectus as promptly as practicable and shall extend the time periods under clause (a) above with respect to the length of time that effectiveness of a Registration Statement must be maintained by the amount of time that Abbott is required to discontinue disposition of such Registrable Securities.
6.8    Registration Expenses. Subject to Section 6.6, all expenses of New Mylan incident to New Mylan’s performance of or compliance with this Section 6, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, printing expenses, messenger and delivery expenses, New Mylan’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by New Mylan are then listed and fees and disbursements of counsel for New Mylan and all independent certified public accountants retained by New Mylan (all such expenses being herein called “Registration Expenses”), shall be borne by New Mylan. The Abbott Shareholders shall pay all fees, costs and expenses of its counsel, accountants, advisers or representatives and all expenses of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of Registrable Securities pursuant to this Agreement.
6.9    Requested Information. Not less than five (5) Business Days before the expected filing date of each Registration Statement pursuant to this Agreement, New Mylan shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such Registration Statement of the information, documents and instruments from such holder that New Mylan or any underwriter reasonably requests in connection with such Registration Statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement, each in customary form reasonably acceptable to such holders (the “Requested Information”). If New Mylan has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, New Mylan may file the Registration Statement without including Registrable Securities of such holder. The failure to so include in any Registration Statement the Registrable Securities of a holder of Registrable Securities (with regard to that Registration Statement) shall not result in any liability on the part of New Mylan to such holder.
6.10    Holdback Agreements. After the expiration of the Restricted Period, each Abbott Shareholder agrees to enter into customary agreements restricting the sale or distribution of Equity Securities (including sales pursuant to Rule 144) to the extent reasonably required in writing by the lead managing underwriters with respect to an applicable underwritten primary offering on behalf of New Mylan relating to the registration of Equity Securities having an aggregate value of at least $500,000,000 during the period commencing on the date of the request (which shall be no earlier than fourteen (14) calendar days prior to the expected “pricing” of such underwritten offering) and continuing for not more than ninety (90) calendar days after the date of the “final” prospectus (or “final” prospectus supplement if the underwritten offering is made pursuant to a Shelf Registration Statement), pursuant to which such underwritten offering shall be made, plus an extension period, as may be proposed by the lead managing underwriters to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriters. The Abbott Shareholders shall not be required to enter into a holdback agreement pursuant to this Section 6.10 (a) at any time when the aggregate Beneficial Ownership of the Abbott Shareholders and their respective Controlled Affiliates, as a group, is less than 10% and (b) unless the directors and executive officers of New Mylan are subject to substantially comparable restrictions. The postponement rights in Section 6.2 and the holdback obligation in this Section 6.10 shall not be applicable to the Abbott Shareholders for more than a total of one hundred eighty (180) calendar days during any period of twelve (12) consecutive months.
6.11    Rule 144 Reporting. With a view to making available to the Abbott Shareholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, New Mylan agrees to use its reasonable best efforts to:
(a)    make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by New Mylan for an offering of its securities to the general public;
(b)    file with the SEC, in a timely manner, all reports and other documents required of New Mylan under the Exchange Act; and
(c)    so long as the Abbott Shareholders own any Registrable Securities, furnish to Abbott promptly upon request (i) a written statement by New Mylan as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of New Mylan filed with the SEC and (iii) such other reports and documents as Abbott may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration, in each case to the extent not readily publicly available.
6.12    New Mylan Indemnification. New Mylan agrees to indemnify and hold harmless, to the extent permitted by applicable Law, each Abbott Shareholder, its Affiliates and each of its and their respective directors, officers, partners, members and agents and directors and each Person, if any, who controls any Abbott Shareholder (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable, documented out-of-pocket expenses of investigation and reasonable, documented out-of-pocket attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Abbott Shareholders or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission is contained in any information or affidavit so furnished in writing by Abbott expressly stated to be used in connection with such Registration Statement.
6.13    Abbott Indemnification. Each Abbott Shareholder jointly and severally agrees to indemnify and hold harmless, to the extent permitted by applicable Law, New Mylan, its Affiliates, its and their respective directors, officers, partners, members and agents and each Person, if any, who controls New Mylan (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable, documented out-of-pocket expenses of investigation and reasonable, documented out-of-pocket attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Abbott Shareholders or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by Abbott expressly stated to be used in connection with such Registration Statement.
6.14    Resolution of Claims. Any Person entitled to indemnification pursuant to this Section 6 shall give prompt written notice to the indemnifying Party of any claim with respect to which it seeks indemnification; provided that the failure so to notify the indemnifying Party shall not relieve the indemnifying Party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure. If notice of commencement of any such action is given to the indemnifying Party as above provided, the indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (a) the indemnifying Party agrees to pay the same, (b) the indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying Party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying Party. In any of such cases, the indemnified party shall have the right to participate in the defense of such action with its own counsel, the reasonable, documented out-of-pocket fees and expenses of which shall be paid by the indemnifying Party, it being understood, however, that the indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying Party shall be liable for any settlement entered into without its written consent (such consent not to be unreasonably withheld, conditioned or delayed). No indemnifying Party shall, without the consent of such indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding and (y) does not include an omission of fault, culpability or failure to act by or on behalf of any indemnified party.
6.15    Contribution. If the indemnification provided for in Section 6.12 or 6.13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying Party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying Party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and of the indemnified party shall be determined by a court of Law by reference to, among other things, if it relates to an untrue or alleged untrue statement of a material fact or the omission to state a material fact in a Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereof covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of any loss, claim, damage or liability referred to above shall be deemed to include, subject to the limitations set forth in this Section 6.15, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6.15 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.15. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
6.16     Removal of Legends and Stop Transfer Instructions. If any Registrable Securities are certificated and bear any restrictive legend, or are held in non-certificated book-entry form and are subject to any stop transfer or similar instruction or restriction, New Mylan shall upon the request of the holder of such Registrable Securities, as applicable, promptly cause such legends to be removed and new certificates without any restrictive legends to be issued or cause such stop transfer or similar instructions or restrictions to be promptly terminated and removed if (a) such Registrable Securities are registered for resale under the Securities Act or (b) the holder of such Registrable Securities provides New Mylan with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144 or otherwise without registration under the applicable requirements of the Securities Act, including, if requested by New Mylan, an opinion of outside legal counsel, reasonably acceptable to New Mylan, to such effect. Following the effective date of any Registration Statement pursuant to which Registrable Securities are registered for resale, New Mylan shall, as applicable, as soon as reasonably practicable deliver or cause to be delivered to the holder of such Registrable Securities certificates representing such Registrable Securities that are free from all restrictive legends, and cause all stop transfer or similar instructions or restrictions relating to such Registrable Securities to be terminated and removed.
Section 7.    Miscellaneous.
7.1    Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.
7.2    Term. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, on the date upon which the Abbott Shareholders no longer Beneficially Own any of the Initial Shares.
7.3    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to New Mylan, to:
_________________
with a copy (which shall not constitute notice) to:
_________________
If to any Abbott Shareholder, to:
_________________
with a copy (which shall not constitute notice) to:
_________________
Any Party may, by delivery of written notice to the other Parties, change the address to which such notices and other communications are to be given in connection with this Agreement.
7.4    Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Each Party acknowledges that it and the other Parties may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
7.5    Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by New Mylan and Abbott on behalf of the Abbott Shareholders or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.
7.6    Successors and Assigns.
(a)    Subject to clauses (b) and (c) below, this Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
(b)    New Mylan may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of Abbott; provided that no such consent shall be required for any assignment by New Mylan of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets.
(c)    The Abbott Shareholders may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of New Mylan; provided that no such consent shall be required for (i) any assignment by Abbott of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets, if such assignee agrees in writing to be bound by the terms of this Agreement or (ii) the assignment or delegation by an Abbott Shareholder of any of its rights or obligations under this Agreement to a Permitted Transferee, if such Permitted Transferee agrees in writing to be bound by the terms of this Agreement; provided further that no such assignment or delegation shall relieve any Abbott Shareholder of its obligations under this Agreement.
(d)    The covenants and agreements of Abbott Shareholders set forth in Sections 3, 4 and 5 shall not be binding upon or restrict any transferee of Shares other than Permitted Transferees in accordance with Section 3.1(b)(i), and no transferee of Shares other than such Permitted Transferees shall have any rights under this Agreement.
7.7    Non-Affiliation. From and after the date of this Agreement, New Mylan shall not and shall not cause, direct or permit any of its Subsidiaries or Controlled Affiliates to (a) identify the Abbott Shareholders (or any one of them) or any of their respective Affiliates (each, an “Abbott Party” and collectively, the “Abbott Parties”) or otherwise hold any Abbott Party out to be an Affiliate of New Mylan or any of its Subsidiaries, except to the extent that such identification is required by applicable Law, by virtue of the Abbott Shareholder’s Beneficial Ownership of all or a portion of the Shares or other Equity Securities, and in such case only to the extent so required by Law, or (b) make, enter into, modify or amend any Contract, other than a Contract executed and delivered by any Abbott Party, that subjects any Abbott Party or any of its assets or properties (other than the Shares or other Equity Securities held by an Abbott Shareholder), tangible or intangible, to any lien, encumbrance, claim, restriction or similar obligation or grants or allows on or with respect to any such assets or properties any right of use, exploitation, access or discovery to or in favor of any Person.
7.8    Confidentiality.
(a)    Each Party hereby agrees that it and its Representatives shall keep the other Party’s Confidential Information confidential and shall not disclose such Confidential Information; provided that (i) a Party may disclose that portion of the other Party’s Confidential Information as to which the other Party has given its prior written consent for such disclosure and (ii) a Party may disclose the other Party’s Confidential Information to its Representatives who (A) need to know such information in connection with preparing or otherwise assisting in the preparation of such Party’s financial statements or Applicable Filings and Releases, (B) have been informed of the confidential nature of such information and directed to treat such information confidentially, and (C) are subject to confidentiality obligations under existing agreements or professional standards.
(b)    Each Party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
(c)    In the event that a Party or its Representatives are requested or required by any applicable Law or stock exchange listing requirement (including oral questions, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process)

(collectively, “Applicable Law”) to disclose any of the other Party’s Confidential Information, the Party requested or required to make the disclosure shall, to the extent practicable and permitted by Applicable Law, provide the other Party with prompt notice of any such request or requirement so that the other Party (at the other Party’s sole expense) may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.8. If, in the absence of a protective order or other remedy or the receipt of a waiver from such other Party, the Party requested or required to make the disclosure or any of its Representatives are, nonetheless, on the advice of counsel, legally compelled to disclose the other Party’s Confidential Information, the Party requested or required to make the disclosure or its Representative may disclose only that portion of the other Party’s Confidential Information which such counsel advises is legally required to be disclosed, provided that the Party requested or required to make the disclosure exercises, to the extent practicable and permitted by Applicable Law, its reasonable efforts to preserve the confidentiality of the other Party’s Confidential Information, including by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the other Party’s Confidential Information.
(d)    As used in this Agreement, the term “Confidential Information” means, with respect to a Party: (i) all nonpublic information, whether in written, verbal, graphic, electronic or any other form, concerning or relating to such Party or its Representatives and their businesses that is furnished by or on behalf of such Party or its Representatives at any time from and after the date hereof in connection with the performance by such Party under this Agreement and (ii) all notes, memoranda, analyses, compilations, studies, forecasts, reports, samples, data, statistics, summaries, interpretations or other documents prepared by or on behalf of the receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information described in clause (i) above; provided that the term “Confidential Information” does not include information that (A) is or becomes generally available to the public other than as a result of breach of this Section 7.8 by the receiving Party or its Representatives, (B) was within the receiving Party’s possession prior to its being furnished to the receiving Party by or on behalf of the disclosing Party or its Representatives, provided that the receiving Party reasonably believes that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (C) is or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or any of its Representatives, provided that the receiving Party reasonably believes that such source was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (D) is independently developed by the recipient without use of Confidential Information, as evidenced by its written records, or (E) is disclosed by the receiving Party or its Representatives with the disclosing Party’s prior written approval.
7.9    No Third Party Beneficiaries. Except as expressly provided in Sections 6.12, 6.13, 6.14 and 6.15, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns.
7.10    Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each

Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.
7.11    Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
7.12    Governing Law and Venue: Waiver of Jury Trial.
(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the City of New York, Borough of Manhattan with respect to all matters arising out of or relating to this Agreement and the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a New York state or federal court. The Parties agree that a final judgment in any such any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.3 or in such other manner as may be permitted by Law shall be valid and sufficient service.
(b)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 7.12(b).
7.13    Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 7.12, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

7.14    Joint and Several Liability. Each Abbott Shareholder shall be jointly and severally liable for any breach of this Agreement by the Abbott Shareholders.
[Signature pages follow.]

IN WITNESS WHEREOF, New Mylan and each of the Abbott Shareholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

MYLAN N.V. By: Name: Title:
ABBOTT LABORATORIES By: Name: Title:
LABORATOIRES FOURNIER S.A.S. By: Name: Title:
ABBOTT ESTABLISHED PRODUCTS HOLDINGS GIBRALTAR LIMITED By: Name: Title:

ABBOTT INVESTMENTS LUXEMBOURG S.À R.L. By: Name: Title: